FOR IMMEDIATE RELEASE
Contact:                      Ross A. Benavides
Chief Financial Officer
(713) 860-2528

GENESIS ENERGY, L.P. ANNOUNCES NEW APPOINTMENTS TO ITS BOARD OF DIRECTORS

Houston – April 1, 2008 - Genesis Energy, L.P., (AMEX:GEL), announced today the appointments of Martin G. White of Dallas, Texas and David C. Baggett of Houston, Texas to its Board of Directors (“Board”).

“On behalf of the Board I would like to welcome Mr. White and Mr. Baggett,” said Gareth Roberts, Chairman of the Board.  “These gentlemen bring a great deal of business and financial experience that will strengthen and diversify our board.”

Mr. White is a retired executive with thirty-five years of experience with various units of Occidental Chemical Corporation.  He served on the board of directors of P.W. Eagle, Inc. until June of 2007, and was a member of its Audit and Governance Committees.  Mr. White holds a degree from the Royal Institute of Chemistry in London.

Mr. Baggett is the founder and Managing Partner of Opportune LLP, a financial consulting firm. He has over twenty-five years of business experience, including six years as a partner with Deloitte & Touche LLP and five years at American Plumbing and Mechanical, holding various positions including President, Chief Operating Officer, Chief Financial Officer and board member.  Mr. Baggett is a CPA and graduate of Texas A&M University.

 Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and, to a lesser extent, natural gas and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama and Florida.

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